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                                                                       EXHIBIT 5


                                BAKER & BOTTS
       AUSTIN                       L.L.P
      HOUSTON                  2001 ROSS AVENUE
       MOSCOW              DALLAS, TEXAS 75201-2980
      NEW YORK                                         TELEPHONE: (214) 953-6500
  WASHINGTON, D.C.                                     fACSIMILE: (214) 953-6503



                                                                   June 20, 1996

Mesa Operating Co.
MESA Inc.
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas 75039

Ladies and Gentlemen:

                 As set forth in the Registration Statement on Form S-3 (Registration No. 333-03281) (as amended through the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission by Mesa Operating Co., a Delaware corporation ("MOC"), as issuer, and MESA Inc., a Texas corporation ("MESA" and, together with MOC, the "Companies"), as guarantor, under the Securities Act of 1933, as amended, relating to (i)
$325,000,000 aggregate principal amount of       % Senior Subordinated Notes
due 2006 and approximately $175,000,000 initial accreted value of
     % Senior Subordinated Discount Notes due 2006 of MOC (together, the "Notes") and (ii) the guarantees of the payment of the principal of, premium, if any, and interest on the Notes by MESA (the "Guarantees"), certain legal matters in connection with the Notes and the Guarantees are being passed upon for you by us. The Notes and the Guarantees are to be issued and sold pursuant to indentures (the "Indentures") between the Companies and Harris Trust and Savings Bank, as trustee (the "Trustee"), and an underwriting agreement between the Companies and Chase Securities Inc., BT Securities Corporation, Donaldson Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the "Underwriting Agreement"). At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                 As a basis for the opinions hereinafter expressed, where applicable, we have examined and relied upon, among other items, the original or copies certified to our satisfaction of (i) the Certificate or Articles of Incorporation and Bylaws, each as amended to date, of the Companies; (ii) the originals, or copies certified or otherwise identified to us, of corporate records of the Companies, including minute books, as furnished to us by the Companies, and records of the corporate proceedings of the Companies with respect to the offering of the Notes and the Guarantees; (iii) the Registration Statement, including all amendments thereto filed to date and all exhibits thereto; (iv) the forms of the Indentures; (v) the Underwriting Agreement; (vi) statutes; and (vii) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In giving such opinions we have relied upon certificates of officers of the Companies with respect to the accuracy of the factual matters contained in such certificates. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of
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Mesa Operating Co.                    -2-                         June 20, 1996
MESA Inc.



all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                 On the basis of the foregoing and such other investigation as we have deemed necessary, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                 1. MOC is a corporation duly incorporated and validly existing under the laws of the State of Delaware

                 2. MESA is a corporation duly incorporated and validly existing under the laws of the State of Texas.

                 3. The Notes have been duly authorized by all necessary corporate action on the part of MOC and, when duly executed and delivered by MOC and authenticated by the Trustee, all in accordance with the Indentures and the Underwriting Agreement, and payment of the consideration for the Notes and the Guarantees provided for in the Underwriting Agreement has been made, the Notes will be legally issued and will constitute binding obligations of MOC.

                 4. The Guarantees have been duly authorized by all necessary corporate action on the part of MESA and, when duly executed and delivered by MESA and authenticated by the Trustee, all in accordance with the Indentures and the Underwriting Agreement, and payment of the consideration for the Notes and the Guarantees provided for in the Underwriting Agreement has been made, the Guarantees will be legally issued and will constitute binding obligations of MESA.

                 Robert L. Stillwell, a partner of this Firm, is member of the Board of Directors of the Company and owns 26,500 shares of MESA's common stock.

                 The opinions set forth above are limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of Texas, as in effect on the date hereof.
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Mesa Operating Co.                    -3-                         June 20, 1996
MESA Inc.



                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to our Firm under the caption "Legal Matters" in the Prospectus included in such Registration Statement.


                                        Very truly yours,

                                        BAKER & BOTTS, L.L.P.